Exhibit 10.1

                                                    Dated as of January 31, 2004

I. Craig Henderson, M.D. c/o ACCESS Oncology, Inc. 730 Fifth Avenue, Ninth Floor New York, NY 10019

Dear Dr. Henderson:

                  This letter agreement will confirm your employment ("Executive" or "you") with Keryx Biopharmaceuticals, Inc. (the "Corporation"), under the following terms and conditions and for the following consideration:

         1. Term of Agreement; Compensation. (a) This agreement shall continue until January 31, 2007 (the "Employment Term"), unless terminated at an earlier date in accordance with the provisions of Section 9, below. In addition, the Employment Term shall be automatically renewed for a period of two years on each expiration date unless either party provides six months prior written notice of non-renewal to the other party. This agreement supercedes the employment agreement between you and ACCESS Oncology, Inc. dated January 1, 2001.

         (b) Executive shall be paid $250,000 per year (the "Base Salary"), payable on a bi-monthly basis in arrears; provided that Executive's Base Salary shall be increased annually in accordance with corporate policy but no less than the Consumer Price Index announced for the previous calendar year.

         (c) Executive shall be entitled to an annual performance bonus of up to 50% of the Base Salary (the "Performance Bonus") based on annual target performance objectives to be agreed upon by the Corporation's Chief Executive Officer (the "CEO") and the Executive on or before the December 15 immediately preceding fiscal year for which the Performance Bonus shall be applicable, except in the first year of this agreement, which shall be on or before February 15.

         (d) You shall receive, options (the "Options") to purchase shares of common stock of the Corporation as outlined on Exhibit B.

         (e) From time to time, at the discretion of the Board of Directors, you may be eligible for additional stock option grants.

         2. Position and Responsibilities. Subject to the terms and conditions set forth herein, the Corporation hereby engages and employs the Executive, and the Executive hereby accepts engagement and employment, as President of the Corporation. As such he shall be have such responsibilities and duties as delegated by the CEO. Executive shall report directly to the CEO.

         (b) Executive will devote substantially all of his gainful time to the discharge of his duties and responsibilities under this Agreement.

         (c) Executive acknowledges and agrees that the performance by Executive of his duties hereunder may require significant domestic and international travel by Executive.

         (d) Additionally, Executive shall be appointed to the Board of Directors of the Corporation at the next in-person Board meeting.

         3. Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each calendar year.

         4. Non-Competition. Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the Employment Term and for a period of one (1) year from the date of termination of the Employment Term, Executive shall not in any manner, directly or indirectly, on behalf of Executive or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into, engage in or consult for any commercial business that operates a proprietary product development business, a clinical research business, site management organization, and/or clinical research network , in each case which is competitive with the business of the Corporation, either as an individual for his/her own account, or as a proprietor, partner, member, joint venturer, employee, consultant, agent, salesperson, officer, director or shareholder (the "Restricted Businesses") within the geographic area of the Corporation's business; provided, however, that nothing shall prevent the Executive from purchasing shares of any company in the public market or for working for a company that conducts a Restrictive Business, so long as Executive works in a division of such company that is not engaged in a Restricted Business. Executive acknowledges and agrees that given the services to be provided hereunder that this non-compete clause is reasonable. Notwithstanding the foregoing, the Corporation acknowledges that Executive has continuing obligations to Alza Corporation and to certain other pharmaceutical companies, medical communications companies and internet-based companies to perform certain advisory and speaker activities, and the Corporation explicitly agrees that those activities are outside of this non-compete agreement.

         5. Confidential Information. (a) Executive agrees that during the course of the Employment Term or at any time after termination, Executive will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of the Corporation, the Corporation's products, services, business plan, manner of doing business and technology, both current and under development, promotion, marketing and educational programs, customer and other lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 6) (all the foregoing collectively being referred to herein as the "Confidential Information"). Executive agrees: (i) not to use any such Confidential Information for himself or others, (ii) not to disclose or publish any of the Confidential Information and (iii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during the Employment Term except, in each case, as required in connection with Executive's duties to the Corporation.


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

         (b) Upon written notice by the Corporation, Executive shall promptly redeliver to the Corporation, or, if requested by the Corporation, promptly destroy all written or electronic Confidential Information and any other written or electronic material containing any information included in the Confidential Information (whether prepared by the Corporation, Executive, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written or electronic Confidential Information (and upon request certify such redelivery or destruction to the Corporation in a written instrument reasonably acceptable to the Corporation and its counsel).

         6. Ownership Of Proprietary Information. (a) Executive agrees that all information, materials and/or inventions created, discovered or developed by Executive under this Agreement (collectively, the "Inventions"), by the Corporation, its subsidiaries, affiliates or licensors or made known to the Corporation or any of its affiliates by Executive during the Employment Term and information relating to the Corporation's customers, suppliers, consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Corporation or its affiliates, shall be the sole property of the Corporation or the affiliates, as applicable, and the Corporation or the affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes web pages, computer programs, trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation's or its affiliates' employees and/or consultants (including, without limitation, the compensation and job responsibility of such employees and/or consultants).

         (b) Executive shall maintain and furnish to the Corporation complete and current records of all such Inventions and disclose to the Corporation in writing all such Inventions. Executive: (i) hereby assigns, sets over and transfers to the Corporation all of his right, title, and interest in and to such Inventions; and (ii) agrees that Executive and his agents shall, during and after the period Executive is retained by the Corporation, upon reasonable request of the Corporation, cooperate fully in obtaining patent, trademark, service mark, copyright or other proprietary protection for such Inventions, all in the name of the Corporation (but only at Corporation expense), and, without limitation, shall execute all requested applications, assignments and other documents, and take such other measures as the Corporation shall reasonably request in order to perfect and enforce the Corporation's rights in such Inventions, and hereby appoints the Corporation as Executive's attorney to execute and deliver any such applications, assignments or other documents on Executive's behalf in the event that the Executive fails or refuses to execute and deliver any such applications, assignments or other documents requested by the Corporation.



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

         (c) In addition, Executive agrees to execute the Corporation's standard form Proprietary Information and Inventions Agreement.

         7. Non-Solicitation. During the Employment Term, and for one (1) year thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Corporation: (a) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any of its licensors, licensees, clients, customers, suppliers, employees, consultants or other related parties, or (b) solicit or induce for hire any of the employees, agents, consultants or advisors of the Corporation or any such individual who in the past was employed or retained by the Corporation, within six (6) months of the termination of said individual's employment or retention by the Corporation; provided, however, that this prohibition shall not apply to consultants or advisors so long as Executive is not in violation of his non-compete agreement and such consultants and advisors do not terminate their relationship with the Corporation as a result of their involvement with the Executive, or (c) solicit or accept employment or be retained by any party who, at any time during the Employment Term, was a customer or supplier of the Corporation or any of its affiliates or any licensor or licensee thereof where such person's position will be related to a Restricted Business (as such term is defined in paragraph 4 above); or (d) solicit or accept the business of any customer or supplier of the Corporation or any affiliate of the Corporation with respect to products similar to those supplied by the Corporation or such affiliate.

         8. Expenses & Benefits. (a) The Corporation will promptly reimburse Executive for all reasonable and necessary business expenses incurred by him/her in connection with providing the employment services under this Agreement.

         (b) The Corporation shall make available to Executive similar health benefits and other benefits that it makes available to its other senior executives.

         9. Termination; Severance and Accelerated Vesting. (a) If the Corporation terminates your employment without "just cause" (as defined in Exhibit A hereto) or you terminate your employment for "good reason" (as defined in Exhibit A hereto), then Executive will be entitled to receive the amounts set forth under paragraph 9(b) below and Executive shall receive one additional year of vesting on all stock options granted to you; provided, however, if your employment is terminated in accordance with this paragraph 9(a) in anticipation of or within 12 months following a "Qualified Change in Control" then you shall be entitled to immediate vesting of all remaining unvested stock options. Additionally, regardless of such termination, your stock options shall remain exercisable until the earlier of: (i) 2 years following such termination and
(ii) for the full term of such options.



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

         (b) In the event your employment is terminated in accordance with paragraph 9(a), you shall receive a lump-sum payment equal to: (i) one (1) year's Base Salary; (ii) any earned and unpaid bonus as of the date of termination; and (iii) any incurred and unpaid expenses; provided, however, if your employment is terminated in accordance with paragraph 9(a) in anticipation of or within 12 months following a "Qualified Change in Control" then you instead will be entitled to a lump-sum payment equal to: (iv) two (2) year's Base Salary; (v) any earned and unpaid bonus as of the date of termination; and
(vi) any incurred and unpaid expenses.

         (c) In the event that your employment is terminated as a result of death or Disability (as defined in Exhibit A) of the Executive, then Executive or his estate or legal representative shall receive a lump-sum payment equal to
(a) Base Salary through the date of termination, (b) any earned and unpaid bonus and (c) any incurred and unpaid expenses.

         (d) Notwithstanding the foregoing, the Corporation may terminate the Executive immediately and without prior notice for just cause. In the event that the Executive's employment has been terminated for just cause, the Executive shall not be entitled to receive any of the severance benefits set forth in this
Section 9, but he shall be entitled to any unpaid wages, bonuses, and any benefits under the benefit and compensation plans, policies and arrangements of the Corporation in which in he participates, which have accrued through his date of termination.

         10. Indemnification. The Corporation shall defend and indemnify Executive in his capacity as President and Director of the Corporation against any and all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of, based upon or related to the Executive's performance of services hereunder, except to the extent that such claims arise out of Executive's (a) willful misconduct, (b) bad faith, (c) gross negligence or (d) reckless disregard of the duties involved in the conduct of Executive's position.

         11. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the retention of Executive by the Corporation. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         12. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to such State's principles of conflict of laws. The parties hereto consent to the exclusive jurisdiction of the courts of the State of New York or any district court sitting in the State of New York for any disputes arising under this letter agreement.



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

          13. Remedies. The Executive understands and agrees that any breach of Sections 5, 6 and/or 7 of this Agreement by him could cause irreparable damage to the Corporation and its affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of the Corporation's rights under such Sections.

         14. Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

         15. Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law. The remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first written above.

-------------------------------------------- -----------------------------------
EXECUTIVE:                                   CORPORATION:

                                             KERYX BIOPHARMACEUTICALS, INC.

                                             by: /s/ Michael S. Weiss
                                                 -------------------------------
by: /s/ I. Craig Henderson                   Name: Michael S. Weiss
    ---------------------------------------- Title:   Chairman & CEO
Name: I. Craig Henderson, M.D.
-------------------------------------------- -----------------------------------




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

                                                                       Exhibit A

                               Certain Definitions

1. Just Cause. Any of the following actions by the Executive shall constitute just cause for termination by the Chairman of the Board of Directors of the Corporation:

         (A) Material breach by the Executive of the confidentiality, non-compete, ownership of inventions and non-solicitation covenants contained in this Employment Letter Agreement; or

         (B) Any action by the Executive constituting willful misconduct in respect of the Executive's obligation to the Corporation that has or is likely to result in material, economic damage to the Corporation; or

         (C) The willful and continual failure or refusal by the Executive to perform his duties as under this letter employment (other than by reason of death or Disability, as defined below, or other reasons beyond Executive's control), provided such failure or refusal continues for a period of 30 days after receipt of written notice thereof from the CEO in reasonable detail of such failure or refusal; or

         (D) Conviction of any crime which involves (i) an intentional wrongful act or (ii) an act of moral turpitude that (a) is intended to result in substantial personal enrichment of the Executive at the expense of the Corporation or (b) may have a material adverse impact on the business or reputation of the Corporation.

2. Good Reason. Any of the following actions or omissions by the Corporation shall constitute good reason for termination by Executive:

         (A) Material breach by the Corporation of any provision of this Employment Letter Agreement which is not cured by the Corporation within 30 days of notice thereof from the Executive; or

         (B) A failure to elect or reelect the Executive to the office of President and Director of the Corporation or other diminution of the Executive's function, duties or responsibilities in each case without the Executive's written consent; or

         (C) Reduction in Executive's Base Salary or incentives or other fringe benefits of a material economic effect; or



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

         (D) Termination of the Executive's employment in anticipation of or within 12 months following a "change in control" (as defined below) if such termination is initiated by the Corporation (or such successor corporation) without "just cause" or by the Executive for "good reason" (other than as set forth in this subparagh (D)). A "change in control," shall mean either: (i) a Merger (as defined below), except for a transaction the principal purpose of which is to change the State of incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or (iii) any other corporate reorganization or business combination (including, but not limited to, a merger in which the Corporation is the surviving entity) in which more than fifty percent (50%) of the Corporation then outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions; or

         (E) Relocation of Executive, without his prior consent, to a facility or location that is more than fifty (50) miles away from the Executive's then present location.

3. Disability. Shall mean (i) the suffering of any mental or physical illness, disability or incapacity that shall in all material respects preclude the Executive from performing his employment duties or (ii) the Executive's absence from employment by reason of any mental or physical illness, disability or incapacity for a period of four and one-half months during any nine-month period; provided that such illness, disability or incapacity shall be reasonably determined by the Chairman of the Board of Directors of the Corporation to be of a permanent nature based on the foregoing standards.

4. Merger. Shall mean a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) percent of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

5. Qualified Change in Control. Shall mean a "change in control", which places a value on the Corporation of in excess of $500 million.



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                                                                       Exhibit B

The Corporation will grant Executive options (the "Options") to purchase a total of 1,000,000 shares of the common stock of the Corporation (the "Initial Grant") at an exercise price equal to the closing price of the Corporation's Common Stock on Nasdaq on the trading day prior to the start of Executive's employment (the "Exercise Price"), which options shall be exercisable, after vesting, for a period of ten (10) years from the date of issuance. Executive's Options will be granted under the Corporation's 2000 Stock Option Plan (the "Plan") and will be subject to the terms and conditions thereof, including any stock option agreement entered into by Executive and the Corporation thereunder; provided, however, that if any provisions of this Agreement are inconsistent with the terms and conditions of the Plan and any such stock option agreement, the terms of this Agreement shall control. In accordance with the Plan, should any change be made to the Common Stock by reason of any stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (A) the total number and/or class of securities subject to such options and (B) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement under such options. The Initial Grant shall vest as follows (provided that Executive is employed as a service provider (ase defined in the plan) on the date of vesting):

         (A)      55,556 after twelve months of employment;

         (B)      13,889 after fifteen months of employment;

         (C)      13,889 after eighteen months of employment;

         (D)      13,889 after twenty one months of employment;

         (E)      13,889 after twenty four months of employment;

         (F)      13,889 after twenty seven months of employment;

         (G)      13,889 after thirty months of employment;

         (H)      13,889 after thirty three months of employment;

         (I)      13,888 after thirty six months of employment;

         (J) 833,333 after seven (7) years, provided that he is employed on that date as President of the Corporation.

                  (i) The exercisability of 166,667 of these options shall be accelerated in full upon the occurrence of the earlier of:



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

                  (a) the Corporation achieving a total market capitalization on a fully diluted basis of more than $500 million, as determined utilizing the following formula (the "Market Capitalization Formula"): fully diluted shares (including shares attributable to all options, warrants, other purchase rights and convertible securities, and including shares held by affiliates (collectively "market capitalization shares")) multiplied by the three consecutive trading day average of the closing price of its common stock as reported by Nasdaq (or such other exchange as such shares are then listed or in the good-faith determination of the board, if not then listed or quoted) plus long-term debt (as set forth in the most recent financial statements of the Corporation) minus Working Capital (as defined below) and minus the aggregate exercise price of all options and warrants included in the market capitalization shares; or

                  (b) the Corporation possessing at least $100 million in Working Capital (which shall mean as of any date, (1) the current assets plus investment securities or similar asset which have maturities in excess of 12 months minus (2) current liabilities) (the occurrence of either of the items in (J)a. and b. being referred to as the "First Milestone Event").

              (ii) The exercisability of 166,666 of these options shall be accelerated in full upon the occurrence of the earlier of:

                  (a) the Corporation achieving a total market capitalization on a fully diluted basis of more than $1 billion, as determined utilizing the Market Capitalization Formula ; or

                  (b) the Corporation possessing at least $150 million in Working Capital (the occurrence of either of the items in (K)a. and b. being referred to as the "Second Milestone Event").

              (iii) The exercisability of 166,667 of these options shall be accelerated in full upon the approval of the NDA for KRX-101 (sulodexide) by the United States Food and Drug Administration ("FDA").

              (iv) The exercisability of 166,667 of these options shall be accelerated in full upon the approval of the first NDA by the FDA for a drug candidate acquired by the Corporation from Access Oncology, Inc.

              (v) The exercisability of 166,666 of these options shall be accelerated in full upon annual sales for any or all the drug candidates acquired by the Corporation from Access Oncology, Inc. exceeding $100 million.



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

                Proprietary Information and Inventions Agreement

         In consideration of my employment or continued employment by Keryx Biopharmaceuticals, Inc. (together with any subsidiary of Keryx
Biopharmaceuticals, Inc., the "Corporation"), and the compensation now and hereafter paid to me, I hereby agree as follows:

         1. Recognition of Corporation's Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Corporation's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Corporation, or unless an officer of the Corporation expressly authorizes such in writing.

         The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Corporation. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, regulatory matters, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Corporation. Notwithstanding the foregoing, the following shall not be deemed Proprietary Information: (c) was in my possession or control prior to the date of disclosure; (d) was in the public domain or enters into the public domain through no improper act on my part; (e) is approved for public release by written authorization by the Corporation; or (f) is required to be disclosed by me by legal, administrative or judicial order.

         2. Third Party Information. I understand, in addition, that the Corporation has received, and in the future will receive, from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Corporation's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (except in connection with my work for the Corporation), unless expressly authorized by an officer of the Corporation in writing.

         3.  Assignment of Inventions

              3.1 Assignment



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

                  (a) I hereby assign to the Corporation all my right, title and interest in and to any and all Inventions and all patent rights, copyrights, mask work rights, trademarks, trade secret rights, all other rights throughout the world in connection therewith, and the goodwill associated with all of the foregoing (collectively, "Proprietary Rights"), whether or not patentable or registrable under patent, copyright, trademark or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Corporation and in connection therewith. Inventions assigned to, or as directed by, the Corporation under this Paragraph 3 are hereinafter referred to as "Corporation Inventions". I agree, upon request, to execute, verify and deliver assignments of the Proprietary Rights to the Corporation or its designee and I hereby appoint the Corporation my attorney-in-fact with respect to the Proprietary Rights for the purpose of effecting any or all of the Corporation's rights to the Proprietary Rights.

         3.1 Government. I also agree to assign to or as directed by the Corporation all my right, title and interest in and to any and all Inventions, full title to which is required to be assigned to the United States of America by a contract between the Corporation and United States of America or any of its agencies.

         3.2 Works for hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire", as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).

         4. Enforcement of Proprietary Rights. From time to time, I will assist the Corporation in every proper way to obtain and enforce United States and foreign Proprietary Rights relating to Corporation Inventions in any and all countries. My obligation to assist the Corporation with respect to Proprietary Rights relating to such Corporation Inventions in any and all countries shall continue beyond the termination of my employment, but the Corporation shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Corporation's request on such assistance.

         I hereby waive and quitclaim to the Corporation any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Corporation.

         5. Obligation to Keep Corporation Informed. During the period of my employment, I will promptly disclose all Inventions to the Corporation fully and in writing and will hold such Inventions in trust for the sole right and benefit of the Corporation. In addition, after termination of my employment, I will promptly disclose all patent applications filed by me within a year after termination of employment.

         6. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Corporation are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth in Exhibit A attached hereto a complete list of all Inventions
(i) that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Corporation, (ii) that I consider to be my property or the property of third parties and (iii) that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Corporation that all such Inventions have not been listed for that reason.



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

         7. No Improper Use of Materials. During my employment by the Corporation, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Corporation any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

         8. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and my performance of my duties as an employee of the Corporation do not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Corporation. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

         9. Return of Corporation Documents. When I leave the employ of the Corporation, I will deliver to the Corporation any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including software, documents and computer printouts, together with all copies thereof, and any other material containing or disclosing any Corporation Inventions, Third Party Information or Proprietary Information of the Corporation. I further agree that any property situated on the Corporation's premises and owned by the Corporation, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Corporation personnel at any time with or without notice. Prior to leaving, I will cooperate with the Corporation in completing and signing the Corporation's termination statement for technical and management personnel.

         10. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and may become acquainted with the Proprietary Information of the Corporation, the Corporation shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Corporation may have for a breach of this Agreement, and I waive the claim or defense that the Corporation has an adequate remedy at law. I shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.



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

         11. Notices. Any notices required or permitted hereunder shall be given to me at the address specified below or at such other address as I shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

         12. General Provisions.

                  12.1 Governing Law. This Agreement is executed under seal and will be governed by and construed according to the laws of the State of New York.

                  12.2 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing, signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Corporation as a consultant.

                  12.3 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full forced and effect.

                  12.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Corporation, its successors, and its assigns. I may not assign any of my rights, or delegate any of my obligations, under this Agreement.

                  12.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Corporation to any successor in interest or other assignee.

                  12.6 Employment. I agree and understand that nothing in this Agreement shall confer on me any right with respect to continuation of my employment with the Corporation, or shall it interfere in any way with my right or the Corporation's right to terminate my employment at any time, with or without cause.

                  12.7 Waiver. No waiver by the Corporation of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Corporation of any right under this Agreement shall be construed as a wavier of any other right. The Corporation shall not be required to give notice to enforce strict adherence to all terms of this Agreement.



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

                  12.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one Agreement, binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

                  12.9 Jurisdiction and Venue; Waiver of Jury Trial. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in New York County, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

                  12.10 Disclosure. I shall disclose the existence and terms of this Agreement to any employer or other person that I may work for or be engaged by after the termination of my employment or engagement at the Corporation. I agree that the Corporation may, after notification to me, provide a copy of this Agreement to any business or enterprise (i) which I may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which I may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which I may use or permit my name to be used. I will provide the names and addresses of any of such persons or entities as the Corporation may from time to time reasonably request.

         This Agreement shall be effective as of the first day of my employment with the Corporation, namely ___________________________________.


         I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHTS TO DISCLOSE OR USE THE CORPORATION'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

         I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Signature:

/s/ Craig Henderson
------------------------------
Craig Henderson



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

ACCEPTED AND AGREED TO:
Keryx Biopharmaceuticals, Inc.

By: /s/ Michael S. Weiss
    ---------------------------------
Name: Michael S. Weiss
Title: Chairman & Chief Executive Officer




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